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                                                                     Exhibit (e)



                   EATON VANCE INSURED MUNICIPAL BOND FUND II
                 EATON VANCE INSURED ARIZONA MUNICIPAL BOND FUND
              EATON VANCE INSURED CALIFORNIA MUNICIPAL BOND FUND II
                 EATON VANCE INSURED FLORIDA MUNICIPAL BOND FUND
              EATON VANCE INSURED MASSACHUSETTS MUNICIPAL BOND FUND
                EATON VANCE INSURED MICHIGAN MUNICIPAL BOND FUND
               EATON VANCE INSURED NEW JERSEY MUNICIPAL BOND FUND
               EATON VANCE INSURED NEW YORK MUNICIPAL BOND FUND II
                  EATON VANCE INSURED OHIO MUNICIPAL BOND FUND
              EATON VANCE INSURED PENNSYLVANIA MUNICIPAL BOND FUND
                      EATON VANCE MUNICIPAL INCOME TRUST II


               TERMS AND CONDITIONS OF DIVIDEND REINVESTMENT PLAN

     Holders of common shares (the "Shares") of any one of the above-referenced funds (a "Fund") who participate (the "Participants") in the Fund's Dividend Reinvestment Plan (the "Plan") are advised as follows:

     1. THE PLAN AGENT. PFPC Inc. (the "Agent") will act as Agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name as his or her outstanding Shares are registered.

     2. ELECTION TO PARTICIPATE. A Shareholder may elect to receive all income dividends and capital gains distributions ("Distributions") payable with respect to his or her Shares in additional Shares. To participate in the Plan and receive all Distributions in Shares, a Shareholder must indicate his or her election to do so by completing and returning to the Plan Agent a Dividend Reinvestment Plan Application Form. Shareholders who do not elect to participate in the Plan by completing and returning such Form will receive Distributions in cash paid directly by the Plan Agent as dividend disbursing agent for the applicable Fund.

     3. MARKET PREMIUM ISSUANCES. If on the payment date for a Distribution, the net asset value per Share is equal to or less than the market price per Share plus estimated brokerage commissions, the Agent shall receive newly issued Shares, including fractions, from a Fund for each Participant's account. The number of additional Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of the net asset value per Share on the payment date, or 95% of the then current market price per Share on the payment date.

     4. MARKET DISCOUNT PURCHASES. If the net asset value per Share exceeds the market price plus estimated brokerage commissions on the payment date for a Distribution, the Agent (or a broker-dealer selected by the Agent) shall endeavor, for a purchase period of 30 days, to apply the amount of such Distribution on each Participant's Shares (less their pro rata share of brokerage commissions incurred) to purchase Shares on the open market. The average price (including brokerage commissions) of all Shares purchased by the Agent as Agent shall be the price per Share allocable to each Participant. If, at the close of business on any day during the purchase period on which net asset value per Share is calculated, such net asset value equals or is less than the market price per Share plus estimated brokerage commissions, the Agent will cease open-market purchases, and the uninvested portion of such Distribution shall be filled through the issuance of new Shares from a Fund at the price set forth in Paragraph 3 above. Open-market purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine.

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     5. VALUATION. The market price of Shares on a particular date shall be the last sales price on the Exchange where the Shares are listed on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date. The net asset value per Share on a particular date shall be the amount most recently calculated by or on behalf of a Fund as required by law.

     6. LIABILITY OF AGENT. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent's negligence, bad faith, or willful misconduct or that of its employees. Each Participant's uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Shares acquired. For the purpose of cash investments, the Agent may commingle Participants' funds (of the same Fund).

     7. RECORDKEEPING. The Agent may hold each Participant's Shares acquired pursuant to the Plan together with the Shares of other shareholders of a Fund acquired pursuant to the Plan in noncertificated form in the Agent's name or that of the Agent's nominee. Upon a Participant's written request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full shares. Each Participant will be sent a confirmation by the Agent of each acquisition made for their account as soon as practicable, but not later than 60 days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of a Fund, no certificates for a fractional share will be issued. Distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the market value of Shares at the time of termination.

     Any share dividends or split shares distributed by a Fund on Shares held by the Agent for Participants will be credited to their accounts. In the event that a Fund makes available to its shareholders rights to purchase additional shares of other securities, the Shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to each Participant.

     8. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material; and will vote any shares so held for each Participant first in accordance with the instructions set forth on proxies returned by the Participant to a Fund, and then with respect to any proxies not returned by the Participant to a Fund in the same portion as the Agent votes proxies returned by the Participants to a Fund.

     9. FEES. The Agent's service fee for handling Distributions will be paid by a Fund. Each Participant will be charged their PRO RATA share of brokerage commissions on all open-market purchases. If a Participant elects by written notice to the Agent to have the Agent sell part or all of his or her Shares and remit the proceeds, the Agent is authorized to deduct a $5.00 fee plus brokerage commissions from the proceeds.

     10. TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan by notifying the Agent in writing at P.O. Box 43027, Providence, RI 02940-3027, or by telephone at 800-331-1710. Such termination will be effective with respect to a Distribution if the Participant's notice is received by the Agent at least ten days prior to the Distribution record date. The Plan may be terminated by the Agent or a Fund upon


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notice in writing mailed to each Participant at least 90 days prior to any record date for the payment of any Distribution. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to them without charge.

     11. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent, or a Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent.

     12. APPLICABLE LAW. These terms and conditions shall be governed by the laws of The Commonwealth of Massachusetts.


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